EXHIBIT 10.16
SJW CORP.
STOCK OPTION
DIVIDEND EQUIVALENT RIGHTS AGREEMENT

RECITALS

A.           The Board has adopted the Plan for the purpose of retaining the services of selected Employees and non-employee members of the Board (or the board of directors of any Parent or Subsidiary).

B.           Participant has this day been granted an Option under the Plan which provides for dividend equivalent rights with respect to the shares of Common Stock subject to that Option.

C.           The purpose of this Agreement is to set forth the terms and conditions governing those dividend equivalent rights.

D.           All capitalized terms in this Agreement shall have the meaning assigned to them in the Plan and the Notice of Grant and Stock Option Agreement evidencing the granted Option (collectively, the "Option Agreement").

NOW, THEREFORE, it is hereby agreed as follows:

1.           An Option Deferred Stock Account with respect to the Option will be established for the Participant on the books and records of the Corporation.

2.           Each time a dividend is paid on the Corporation’s outstanding shares of Common Stock after the Grant Date, the Option Deferred Stock Account will be credited with a dollar amount equal to the amount of that dividend paid per share multiplied by the number of shares of Common Stock at the time subject to the Option (plus the number of shares previously credited to the Option Deferred Stock Account pursuant to the dividend equivalent rights hereunder) as of the record date for the dividend; provided, however, that no further amounts shall be credited after the earlier of the fourth anniversary of the Grant Date or the first exercise of the Option.

3.           As of the first business day in January each year, the cash dividend amounts credited to the Option Deferred Stock Account during the immediately preceding calendar year shall  be converted into a book entry of an additional number of shares of Common Stock determined by dividing (i) those cash dividend equivalent amounts by (ii) the average of the Fair Market Value per share of Common Stock on each of the dates in the immediately preceding calendar year on which those dividend amounts were credited to the Option Deferred Stock Account.

4.           The shares credited to the Option Deferred Stock Account will vest at the same time and in the same manner as the Option Shares to which they are attributable vest. The shares which so vest shall be distributed to the Participant in the form of actual shares of Common Stock issued under the Plan on the earlier of the following dates (the “Distribution Date”): (i) the fourth anniversary of the Grant Date of the Option or (ii) the date of the Participant’s Separation from Service or as soon after such Distribution Date as administratively practicable, but in no event later than the end of the calendar year in which the Distribution Date occurs or (if later) the fifteenth day of the third calendar month following such date. Such payment shall be subject to the Corporation’s collection of all applicable withholding taxes. In no event shall any shares of Common Stock credited to the Option Deferred Stock Account be distributed to the Participant if and to the extent those shares do not vest in accordance with the foregoing provisions.

5.           Notwithstanding any provision to the contrary in the Plan, the Option Agreement or this Agreement, no distribution which becomes due and payable hereunder by reason of the Participant’s Separation from Service shall be made to the Participant prior to the earlier of (i) the first day of the seventh (7th) month following the date of such  Separation from Service or (ii) the date of his or her death, if  the Participant is a Specified Employee at the time of such Separation from Service and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Internal Revenue Code (the “Code”).  Upon the expiration of the applicable deferral period, all distributions deferred pursuant to this subparagraph shall be paid in a lump sum to the Participant.

6.           For purposes of this Agreement, the following definitions shall be in  effect:

(i)           Participant shall be deemed to be an Employee for so long as he or she is in the employ of at least one member of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

(ii)           Employer Group means (i) the Corporation and (ii) each of the other members of the controlled group that includes the Corporation, as determined in accordance with Sections 414(b) and (c) of the Code, except that in applying Sections 1563(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section  1.4.14(c)-2 of the Treasury Regulations.

(iii)           Separation from Service means the Participant’s cessation of Employee status by reason of his or her death, retirement or termination of employment. The Participant shall be deemed to have terminated employment for such purpose at such time as the level of his or her bona fide services to be performed as an Employee (or non-employee consultant) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services he or she rendered as an Employee during the immediately preceding thirty-six (36) months (or such shorter period for which he or she may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while an Employee is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which such Employee’s right to reemployment with one or more members of the Employer Group is provided either by statute or contract; provided, however, that in the event of an Employee’s leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes such individual to be unable to perform his or her duties as an Employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave.  If the period of leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and the Employee’s right to reemployment is not provided either by statute or contract, then such Employee will be deemed to have a Separation from Service on the first day immediately following the expiration of such six (6)-month or twenty-nine (29)-month period.

(iv)           Specified Employee means a “key employee” (within the meaning of that term under Code Section 416(i)), as determined by the Executive Compensation Committee of the Board in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis to all non-qualified deferred compensation plans of the Employer Group subject to Code Section 409A.  The Specified Employees shall be identified on December 31 of each calendar year and shall have that status or the twelve (12)-month period beginning on April 1 of the following calendar year.

7.           This Agreement and the Dividend Equivalent Rights evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan and the Option Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the _______ day of _______________, 2008.

SJW CORP.
By:
Title:

PARTICIPANT